Exhibit 10.3

RESERVE CAPACITY INTEGRATION AGREEMENT

Dated as of May 5, 1987

between

PACIFICORP, dba PACIFIC POWER & LIGHT COMPANY

and

BLACK HILLS CORPORATION, dba BLACK HILLS POWER AND LIGHT COMPANY

RESERVE CAPACITY INTEGRATION AGREEMENT

EXHBITS

Exhibit A -	Combustion Turbines situated at Rapid City, South Dakota

Exhibit B -	Calculation of average annual production cost

RESERVE CAPACITY INTEGRATION AGREEMENT

This Reserve Capacity Integration Agreement, dated as of the 5th day of May, 1987, by and between Pacific Power & Light Company (Pacific), and Black Hills Power and Light Company, an assumed business name of Black Hills Corporation, a South Dakota corporation (Black Hills).

RECITALS

WHEREAS Pacific and Black Hills are joint lessees of the 330 megawatt Wyodak Power Facility in Gillette, Wyoming; and

WHEREAS Pacific, by virtue of a December 31, 1983 Power Sales Agreement, is Black Hills’ principal outside supplier of firm electric power and energy; and

WHEREAS Pacific and Black Hills have significant diversity of load patterns and wholesale marketing opportunities; and

WHEREAS the aforementioned circumstances create opportunities for the integration of the parties; reserve capacity for the purpose of increasing Black Hills’ system reliability, better matching Black Hills loads and resources, and enhancing Pacific’s wholesale marketing opportunities;

NOW, THEREFORE, Pacific and Black Hills wish to exchange and integrate their reserve capacity upon the following terms and conditions:

Section 1.                    Term. This Agreement shall commence on July 1, 1987 and terminate on June 30, 2012.

Section 2.                    Definitions.

(a)                                  “Operating and Maintenance Costs” shall mean all costs of repairs, operating and maintenance expenses, administrative, accounting and general expenses, other than property tax and insurance expenses, incurred by Black Hills in the operation and maintenance of the Combustion Turbines, and including but not limited to:

1.  repair costs, losses, damages, judgments, defense costs and expense sustained or incurred by Black Hills,

directly or indirectly, in connection with the performance of services to be performed hereunder except for such repair costs, losses, damages, judgments, defense costs and expenses sustained or incurred as a result of Black Hills’ negligence;

2.                                       an appropriate allocation for administration and general expenses;

3.                                       costs of acquiring and maintaining an inventory of fuel oil for Pacific’s account as required herein; provided, Black Hills shall pay the costs associated with acquiring and maintaining fuel oil in the storage tanks for its purposes;

4.                                       costs of electric power and energy, at applicable rates, furnished by Black Hills to service the Combustion Turbines, including heating the fuel oil inventory for which Pacific is responsible; and

5.                                       any taxes levied specifically on operators of combustion turbines or the generation from combustion turbines.

(b)                                 “Combustion Turbines” shall mean those facilities situated at Rapid City, South Dakota and described in Exhibit A to this Agreement.

(c)                                  “Incremental Cost of Generation” means for any hour the highest average annual production cost ($/MWh) of any of Pacific’s owned or leased coal-fired plant (excluding lease costs) which was operating during such hour where such production cost shall be determined from Pacific’s most recently filed FERC Form No. 1 or its successor form and where the fuel cost component of production cost shall be increased by 7% for system losses.  An example of a calculation of average annual production cost is contained in Exhibit B to this Agreement.

Section 3.                    Exchange of Reserve Capacity.

(a)                                  Black Hills maintains the Combustion Turbines on its system to satisfy its system reserve requirements.  Black Hills warrants that the Combustion Turbines are in good working order as of the date of this Agreement.

(b)                                 Black Hills hereby assigns to Pacific the right to use the Combustion Turbines as specified in this Agreement.

(c)                                  Black Hills shall retain day-to-day operational control of the Combustion Turbines and keep all necessary operating permits in place.  Black Hills shall maintain liability and property insurance on the Combustion Turbines consistent with prudent utility practice and show Pacific as an additional insured, provided that showing Pacific as an additional insured does not increase the insurance premiums paid by Black Hills.  Black Hills shall be responsible for maintaining the Combustion Turbines in good working order and shall run them for Pacific’s account when requested by Pacific to do so.  Black Hills shall proceed with any required repair of the Combustion Turbines with all reasonable dispatch.  Any insurance proceeds associated with damage to the Combustion Turbines shall be applied to the cost of repair.  Pacific shall reimburse to Black Hills the Operation and Maintenance Costs of the Combustion Turbines and Pacific shall pay all fuel costs associated with Pacific’s use of them.

(d)                                 If the Combustion Turbines suffer sufficient wear or obsolescence that they cannot be kept in good working order at a reasonable cost, they shall be replaced at Pacific’s expense, in which event Pacific shall be responsible for insurance and property taxes thereon.  Upon the termination of this Agreement, Black Hills shall pay Pacific an amount equal to the then-depreciated book value of any Combustion Turbines replaced by Pacific and ownership of such Combustion Turbines shall then transfer to Black Hills.

(e)                                  For the Term of this Agreement, Pacific will make available up to 100 megawatts of capacity from its system to meet Black Hills’ reserve requirements.  Such reserve capacity shall be available to Black Hills only at such time as consistent with prudent utility practice, Black Hills would, absent this Agreement, have made use of the Combustion Turbines.  At such times as Black Hills makes use of its right to this system reserve capacity, it shall pay Pacific for energy taken with the capacity based upon Pacific’s then-prevailing Incremental Cost of Generation, not to exceed fuel costs associated with operating the Combustion Turbines.  If Black Hills concludes that because of transmission outages, or low voltage conditions on Black Hills’ system, it is necessary for it to operate the Combustion Turbines in lieu of taking reserve system capacity from Pacific, it may do so, but shall be responsible for paying the associated fuel costs as well as a pro rata share of any taxes levied on the basis of the level of generation form the Combustion Turbines.  Black Hills’ right to use the Combustion Turbines, when required by prudent utility practice to do so, shall be superior to Pacific’s.

(f)                                    Pacific will maintain an inventory of no less than 250,000 gallons of fuel for its use of the Combustion Turbines and Black Hills shall maintain an inventory of no less than 250,000 gallons for its purposes.

(g)                                 In consideration of the benefits to it from this exchange of reserve capacity, Pacific will pay Black Hills %50,000 each month of the Term of this Agreement.

Section 4.                    Relocation of Combustion Turbines.  If agreeable to Black Hills, Pacific at its cost, may relocate the Combustion Turbines based upon terms and conditions to be negotiated by the parties.

Section 5.                    Fuel.  All fuel stored and used on behalf of Pacific shall be charged to Pacific for any governmental allocations and restrictions on use which may be applicable during the Term, and all fuel stored and used on behalf of Black Hills shall be charged to Black Hills for such purposes.

During the Term of this Agreement, by mutual agreement, the parties may elect to convert the Combustion Turbines to burn natural gas, in which case the provisions of this Agreement related to fuel costs shall be amended accordingly.  Neither party shall unreasonably withhold its consent to such a conversion if the other party is prepared to pay the cost of the conversion.

Section 6.                    Points of Delivery.  The deliveries of power and energy contemplated by this Agreement shall be made to the Wyodak Substation point of interconnection between Pacific’s system and Black Hills’ system as defined in the Wyodak Sub-station Construction, Ownership and Operation Agreement among Pacific, Black Hills and Tri-County Electric Association, Inc. dated September 28, 1981 or to any other point of interconnecttion as mutually agreed upon by the parties which has an adequate capacity to accommodate such deliveries.  Neither party shall unreasonably withhold its consent to establishing such other points of interconnection; however, nothing herein shall be interpreted as an agreement by any party to incur additional costs.

Section 7.                    Schedules.  The parties shall schedule all deliveries of power and energy required by this Agreement in accordance with normal scheduling practices.  Such schedules of power and energy shall be deemed to be delivered during the hours and in the amounts scheduled; provided, that if scheduled deliveries are interrupted due to forces beyond either party’s control, including but not limited to loss of facilities, such scheduled deliveries shall be adjusted to reflect such interruptions.  While recognizing that reserve capacity may be required on an emergency basis, the parties shall nevertheless use their best efforts, consistent with prudent utility practice, to minimize rapid changes in deliveries hereunder.

Section 8.                    Payment Schedules.  Black Hills shall mail to Pacific, first class postage prepaid an invoice for all Operation and Maintenance Costs by the third working day of each month.  Invoices shall be based on the estimated costs for that month and later invoices adjusted as actual costs are determined.  Pacific shall mail to Black Hills, first class postage prepaid, an invoice for all energy acquired hereunder by Black Hills during the prior month, while taking system capacity, by the third working day of each month.  The parties shall pay such invoices by the 15th of each month.  Each monthly payment shall be made in immediately available funds by the due date.  Simple interest shall accrue on any amount not paid when due at a rate of 125 percent of the prime rate as established by the Morgan Guaranty Trust Company of New York during the period of delinquency.

Section 9.                    Uncontrollable Forces.  Neither party to this Agreement shall be considered to be in default in the performance of any obligation hereunder if failure to perform shall be due to uncontrollable forces.  The term “uncontrollable forces” means any cause beyond the control of the party affected, including, but not limited to, failure of facilities, flood, earthquake, storm, fire, lightening, epidemic, war, riot, civil disturbance, labor disturbance, sabotage, restraint by court order or public authority, by which exercise of due foresight, such party could not reasonably have been expected to avoid, and by which exercise of due diligence shall be able to overcome.  The parties shall not, however, be relieved of liability for failure of performance if such failure is due to causes arising out of removable or remediable causes which it fails to remove or remedy with reasonable dispatch.  Any party rendered unable to fulfill any obligation by reason of uncontrollable forces shall exercise due diligence to remove such inability with all reasonable dispatch.  Nothing contained herein, however, shall be construed to require a party to prevent or settle a strike against its will.  It is specifically understood and agreed that Pacific’s delivery of capacity under this Agreement comes from its system and does not depend upon the existence, operation or the efficiency of any particular generating resource.

Section 10.              Limitation of Liability.  Neither party shall be liable for any consequential losses or damages, including, but not limited to, damages for lost profits arising from its breach of this Agreement, whether or not such losses or damages are caused by a party’s negligence.

Section 11.              Government Regulations.  The parties shall submit this Agreement for filing with the Federal Energy

Regulatory Commission.  The terms, conditions and prices for service specified herein shall remain in effect for the term hereof and shall not be subject to change through application to the Federal Energy Regulatory Commission pursuant to the provisions of Section 205 of the Federal Power Act, absent the agreement of the parties hereto.  The parties covenant that neither shall request relief from any of the provisions of this Agreement pursuant to the provisions of Section 206 of the Federal Power Act, absent the agreement of the parties hereto.  The foregoing statutory references are intended to include and sub-sequent similar enactments.

Section 12.              Arbitration.  If any dispute arises under this Agreement as to any factual matter, the parties shall submit the factual dispute to a board of three arbiters, one to be selected by each party and the parties are unable to agree on the selection of a third arbiter.  If the parties are unable to agree on the third arbiter, the parties shall request the senior district judge of the United States District Court of the District of Wyoming to submit a list of five persons.  Each party shall alternately strike one name from the list, the first exercise to be determined by lot. The last person remaining on the list shall serve as the third arbiter. The arbiters shall not take into account the relative value of each party’s rights and obligations under this Agreement in resolving any issue. Except as otherwise set forth herein, the arbitration shall be held under the rules of the American Arbitration Association. The arbiters shall render their decision in writing not later 30 days after the matter has been submitted to them. The decision of the majority of the board of arbiters of the factual dispute shall be binding upon the parties. The arbiters may in their discretion award arbitration costs and attorneys fees to either party.

Section 13.              Notices.  Any notice, demand, or request under this Agreement shall be deemed properly served, given, or made if delivered in person or sent by registered or certified mail, postage paid and return receipt requested, to the person so designated as its authorized representative.  The titles and addresses of the authorized representatives hereunder are as follows:

For Black Hills:	Vice President and Chief Operating Office
Black Hills Power and Light Company
625 Ninth Street
PO Box 1400
Rapid City, SD 57709

For Pacific:	Vice President, Power Systems
Pacific Power & Light Company
920 SW Sixth Avenue
Portland, OR 97204

Section 14.              Assignment.  This Agreement shall not be assigned to any third party without the written consent of the other and such consent shall not be withheld unreasonably.  No assignment of this Agreement shall operate to discharge the assignor of any duty or obligation hereunder without the written consent of the other party.

Section 15.              Choice of Law.  This Agreement shall be subject to and be construed under the laws of the State of Wyoming.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their respective names by their respective officers thereunder duly authorized.

PACIFICORP, dba
PACIFIC POWER & LIGHT COMPANY

		By:	/s/ Robert M. Smith
Dated: 05/11/87
Attest:	/s/ Sally A. Nofziger
Secretary

BLACK HILLS CORPORATION, dba
BLACK HILLS POWER & LIGHT COMPANY

		By:	/s/ Daniel P. Languth
Dated: May 5, 1987
Attest:	/s/ Louise S. Kelley
Secretary

Exhibit A

to

Reserve Capacity Integration Agreement

COMBUSTION TURBINES

4 -                                   B.E. Model Series 5001-P Combustion Turbines S/N 244781, 244782, 245137, 245252.  Including Site preparation and Inertial Separator Silencers

1 -                                   16' x 20' Concrete Block Battery House including wiring

3 -                                   66' x 40' 1 million gallon fuel oil tanks, pumps and heaters

1 -                                   20' x 24' concrete block foam house, foam equipment and distribution system for fire protection of the three oil tanks

Fuel Unloading Station including spill prevention structure, pumps and flow meters

Remote metering and control equipment

Unit transformers 13.2/69 KV

MISCELLANEOUS ITEMS INCLUDING BUT NOT NECESSARILY LIMITED TO THE FOLLOWING:

1 -                                   15 KVA dry type transformer

Chain link fence

Certain test equipment

Work benches and cabinets

5 -                                   400 watt mercury vapor lamps

Spare parts

RESERVE CAPACITY INTEGRATION AGREEMENT

EXAMPLE

Determine the following Pacific Power & Light Costs associated with Jim Bridger Plant for calendar year 1985 using FERC Form 1:

1.                                      Fuel Cost in $/mWh.

2.                                      Production Cost in $/mWh.

3.                                      Production Cost with losses in $/mWh.

1.                                      F = Fuel Cost in $/mWh: (Pg 402)

•                                          Fuel cost = $104,860,108 (Line 21).

•                                          Net Generation = 8,752,283 mWh (Line 12).

•                                          F = $104,860,108 ÷ 8,752,283 mWh = 11.98 $/mWh.

2.                                      P = Production Cost in $/mWh: (Pg 402)

•                                          Production Cost = $145,514,760 (Line 34).

•                                          Net Generation = 8,752,283 mWh (Line 12).

•                                          P = $145,514,760 ÷ 8,752,283 mWh = 16.63 $/mWh.

3.                                      Production Cost with losses in $/mWh:

•                                          Losses = 7.00%

•                                          Production Cost with losses = (1.07 x F) + (P–F)

= (1.07 x 11.98) + (16.63 – 11.98) = 17.47 $/mWh.